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                            August 15, 2022

       Ewen Stevenson
       Group Chief Financial Officer
       HSBC Holdings plc
       8 Canada Square
       London E14 5HQ, United Kingdom

                                                        Re: HSBC Holdings plc
                                                            Registration
Statement on Form F-4
                                                            Filed August 2,
2022
                                                            File No. 333-266456

       Dear Mr. Stevenson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance